Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Smart for Life, Inc.

Fort Lauderdale, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2023, relating to the audits of the consolidated financial statements of Smart for Life, Inc. as of and for the years ended December 31, 2022 and 2021, which appear in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference of our firm under the caption “Experts” in this Registration Statement.

/s/ Daszkal Bolton, LLP

Fort Lauderdale, Florida

May 5, 2023